Exhibit 23

           Consent of Independent Registered Public Accounting Firm

The Board of Directors
Technology Research Corporation:

We consent to incorporation by reference in the registration statements (No. 333-96975,
No. 333-110825, No. 333-131633 and No. 333-132006) of Form S-8 of Technology
Research Corporation of our report dated May 5, 2006, with respect to the consolidated balance sheets of Technology Research Corporation and subsidiary as of March 31, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 2006, and the related financial statement schedule, which report appears in the March 31, 2006 annual report on Form 10-K of Technology Research Corporation.

/s/  KPMG LLP

Tampa, Florida
June 28, 2006
Certified Public Accountants